Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Riggs National Corporation and subsidiaries:

We consent to the incorporation by reference in the Registration Statement No. 333-86590 on Form S-8 dated April 19, 2002, Registration Statement No. 333-76281 on Form S-8 dated April 14, 1999, Registration Statement No. 333-50185 on Form S-8 dated April 15, 1998, Registration Statement No. 333-50181 on Form S-8 dated April 15, 1998, Registration Statement No. 333-26447 on Form S-3 dated May 2, 1997, Post-effective Amendment No. 1 to Registration Statement No. 333-26447 on Form S-3 dated June 3, 1997, Registration Statement No. 333-21297 dated April 4, 1997, Post-effective Amendment No. 1 to Registration Statement No. 333-21297 on August 26, 1997, Registration Statement No. 333-14609 on Form S-8 dated October 22, 1996, Registration No. 33-56485 on Form S-8 dated November 15, 1994, Registration No. 33-52451 on Form S-8 dated March 1, 1994, Registration No. 33-51711 on Form S-8 dated December 28, 1993, and Registration Statement No. 333-74644 on Form S-8 dated December 6, 2001 of Riggs National Corporation and subsidiaries of our report dated March 9, 2004, relating to the consolidated statement of condition of Riggs National Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of Riggs National Corporation and subsidiaries.

/s/ KPMG LLP

McLean, Virginia
March 10, 2003